Exhibit 3.2
STEADFAST SECURE INCOME REIT, INC.
ARTICLES OF AMENDMENT
THIS IS TO CERTIFY THAT:
     FIRST: The charter of Steadfast Secure Income REIT, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new Article I to read as follows:
ARTICLE I
NAME
     The name of the corporation (which is hereinafter called the “Corporation”) is:
Steadfast Income REIT, Inc.
     SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.
     THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
     FOURTH: Except as amended hereby, the rest and remainder of the Corporation’s charter shall be and remain in full force and effect.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary as of the 31st day of January, 2010.

STEADFAST SECURE INCOME REIT, INC.

By:	/s/ Rodney F. Emery Rodney F. Emery
Chief Executive Officer

ATTEST:

By:	/s/ Ana Marie del Rio Ana Marie del Rio
Secretary